Exhibit 10.13

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of December 8, 2025 (the “Effective Date”), by and between Twenty One Capital, Inc., a Texas corporation (the “Company”), and Steven Meehan (“Executive” and, together with the Company, the “Parties”).

RECITALS

WHEREAS, the Company entered into that certain business combination agreement with Cantor Equity Partners, Inc., a Cayman Islands exempted company (the “SPAC”) and certain other parties thereto on April 22, 2025, with respect to a potential business combination (as amended from time to time, the “BCA”);

WHEREAS, in furtherance of the contemplated transactions under the BCA, the Parties intend that Executive shall commence employment as the Chief Financial Officer of the Company, effective as of the closing of the contemplated transactions under the BCA (the “Closing” and, such date, the “Closing Date”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties hereto agree as follows:

1. Term. Executive’s employment with the Company under the terms and conditions of this Agreement shall commence on the Closing Date and shall continue until terminated in accordance with the terms and conditions of Section 5 of this Agreement (the term of employment, the “Term”). Notwithstanding any provision of this Agreement to the contrary, (i) if the BCA is terminated in accordance with the terms thereof, this Agreement shall be null and void, ab initio, as of the date of the termination of the BCA (the “Transaction Termination Date”); and (ii) Executive shall be employed on an “at-will” basis. Executive’s employment may be terminated by either Party at any time, and such termination is subject to the notice provisions contained herein that may apply with respect to certain termination of employment.

2. Title; Services and Duties.

(a) During the Term, Executive shall be employed as the Chief Financial Officer of the Company pursuant to the terms of this Agreement, and shall report to the Chief Executive Officer of the Company and the Board of Directors of the Company (the “Board”).

(b) During the Term, Executive shall (i) be a full-time employee of the Company, (ii) have such duties, responsibilities and authority as may reasonably be prescribed by the Chief Executive Officer of the Company, consistent with Executive’s position as Chief Financial Officer and (iii) devote all of Executive’s business time and attention to, and best efforts in respect of, the performance of his duties to the Company and its subsidiaries (together with the Company, the “Company Group”) and shall not, without obtaining the prior written consent of the Board, engage in any activities that are competitive with the business of the Company or its Affiliates.

(c) Subject to the Company’s business travel practices as in effect from time to time, the principal location of Executive’s employment with the Company will be remote from New Jersey. Executive understands and agrees that he may be required to travel for business reasons as reasonably required by the Board. The Company or its Affiliates will reimburse Executive for reasonable, documented, out-of-pocket travel expenses related to business-related travel to and from Executive’s primary residence and other locations as required or approved by the Board, subject to compliance with the Company’s applicable policies.

3. Compensation.

(a) Base Salary. The Company shall pay Executive a base salary in an amount of $500,000 per annum (as in effect from time to time, the “Base Salary”) during the Term, payable in accordance the Company’s regular payroll practices as in effect from time to time.

(b) Annual Bonus. Executive will be eligible to receive an annual performance-based bonus of up to $500,000 per year (the “Maximum Bonus”), subject to (i) the achievement of individual and Company performance criteria established by the Board, and (ii) Executive’s continued employment through the payment date. Executive’s actual annual bonus could be lower than or equal to the Maximum Bonus, depending on the level of achievement of individual and company performance criteria, as determined by the Board in its discretion.

(c) Long-Term Incentive Award. In consideration of the services to be provided by Executive to the Company under this Agreement, as well as the consulting services previously provided by Executive to the Company, on or around the Closing Date, Executive will receive an award of stock options to purchase 941,620 shares of Class A common stock of the Company, pursuant to and subject to the terms and conditions under the Twenty One Capital, Inc. 2025 Stock Incentive Plan (as amended from time to time, the “Stock Incentive Plan”) and an award agreement to be entered into by the Parties evidencing such award (the “Initial Award”).

(d) True-Up RSUs. To the extent that the exercise price of the Initial Award which will be the fair market value of a share of Class A common stock of the Company on the date of grant of the Initial Award (which is expected to be equal to the closing stock price per share of the SPAC on such date) (the “Exercise Price”), is higher than the closing stock price per share of the SPAC on April 22, 2025 (the “SPAC Pre-Announcement Price”), Executive will receive an award of restricted stock units of the Company (the “True-Up RSUs”) as soon as practicable following the Closing Date and after the Company becomes eligible to file a registration statement on Form S-8, with the value equal to (i) the difference between (A) the Exercise Price and (B) the SPAC Pre-Announcement Price, multiplied by (ii) the number of shares of the Company subject to the Initial Award (the “True-Up RSU Award Value”). The number of shares of the Company subject to the True-up RSUs to be granted will be equal to the True-Up RSU Award Value divided by the Exercise Price, rounded to the nearest whole number. The True-Up RSUs will be subject to the same vesting and acceleration conditions as the Initial Award, and will be subject to the terms and conditions under the Stock Incentive Plan and an award agreement to be entered into by the Parties evidencing such award.

4. Employee Benefits.

(a) Employee Benefits and Perquisites. During the Term, Executive shall be eligible to participate in medical, dental, vision benefit plans and all other health and benefit plans, in each case, to the extent generally made available by the Company to its senior executives. Such benefits shall be subject to the applicable limitations and requirements imposed by the terms of such benefit plans and shall be governed in all respects in accordance with the terms of such plans as in effect from time to time.

(b) Paid Vacation. During the Term, Executive shall be entitled to four weeks of paid vacation per calendar year in accordance with the terms and conditions of the Company’s vacation policies as in effect from time to time.

(c) Reimbursement of Business Expenses. The Company Group shall reimburse Executive for any expenses reasonably and necessarily incurred by Executive during the Term in furtherance of Executive’s duties hereunder, including travel and accommodation, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

(d) Security Services. Executive will be entitled to receive security services when necessary and at a level that is necessary, subject to approval from the Board and applicable policies of the Company.

(e) Indemnification and Insurance. The Company will indemnify Executive and hold Executive harmless in accordance with, and subject to, the terms of the Company’s organizational documents, and to the extent permitted by applicable law. The Company will also cover Executive under the Company’s directors’ and officers’ liability insurance policies, on the same terms and conditions it covers any of its similarly situated officers and/or directors.

5. Termination of Employment. Executive’s employment shall be terminated at the earliest to occur of the following: (i) the date on which the Company provides notice to Executive of termination for “Disability” (as defined below); (ii) the date of Executive’s death; (iii) the date on which Executive’s employment is terminated for “Cause” (as defined below); (iv) the termination date on the notice which the Company provides to Executive of termination without Cause; (v) the date which is at least thirty (30) days following the date on which Executive provides notice to the Company of his voluntary resignation other than for Good Reason (as defined below), provided that the Company may, in its sole discretion, waive such notice period, in which case, Executive’s employment shall be terminated on such earlier date as determined by the Company in its sole discretion; or (vi) the date on which Executive’s employment terminates due to his resignation for Good Reason.

(a) For Cause; Resignation by Executive Other than for Good Reason; Death or Disability. If during the Term Executive’s employment with the Company is terminated by the Company for Cause or as a result of Executive’s death or Disability, or Executive resigns his employment other than for Good Reason, Executive shall not be entitled to any further compensation or benefits other than, in each case if applicable as of the date of termination: (i) any accrued but unpaid Base Salary (payable as provided in Section 3(a) hereof); (ii) reimbursement for any expenses properly incurred prior to the date of termination and reported by Executive in accordance with Section 4(c) hereof, payable on the Company’s first regularly scheduled payroll date which occurs at least 10 business days after the date of termination; (iii) vested employee benefits, if any, to which Executive may be entitled under the Company Group’s employee benefit plans described in Section 4(a) and Section 4(b) as of the date of termination, payable as provided in such employee benefit plans (collectively, the “Accrued Rights”) and (iv) in the event of Executive’s death or Disability, any rights with respect to the equity awards described in Section 3(c) and Section 3(d) hereof that Executive might have under the applicable award agreements evidencing such equity awards, subject to the Company’s right to retroactively determine that a termination of employment is for Cause under Section 5(c) hereof and the terms and conditions under such award agreements.

(b) Termination by the Company without Cause or Resignation for Good Reason. If during the Term and after the Closing Date, Executive’s employment is terminated by the Company Group without Cause or Executive resigns his employment for Good Reason, then Executive shall be entitled to receive the Accrued Rights, and if (i) Executive timely executes a release of claims in the form attached as Exhibit A hereto, subject to any revisions necessary to reflect changes in applicable law occurring after the date hereof (the “Release”), within the time period provided under the Release, and does not revoke the executed Release and (ii) Executive does not breach the restrictive covenants set forth in Section 6 hereof, then Executive shall receive the following:

(i) An amount in cash equal to twelve (12) months of Executive’s Base Salary, as in effect immediately prior to the date of termination, which amount shall be paid to Executive in equal installments in accordance with the Company’s regular payroll practices as in effect from time to time;

(ii) Provided that Executive timely elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for the twelve (12) calendar months immediately following the end of the calendar month in which the date of termination occurs, the Company shall pay Executive’s premiums for Executive’s continued coverage under the Company’s group health plans; provided that, if the Company determines that such payments would cause adverse tax consequences to the Company or Executive or otherwise not be permitted under the Company Group’s health and welfare plans or under applicable law, the Company shall instead provide Executive with monthly cash payments during such twelve (12)-month period in an amount equal to the amount of the Company’s monthly contributions referenced above; provided, further, that such contributions shall cease to be effective as of the date that Executive obtains health and welfare benefits from a subsequent employer, and Executive agrees to notify the Company in the event that Executive obtains health and welfare benefits from a subsequent employer; and

(iii) Any rights with respect to the equity awards described in Section 3(c) and Section 3(d) hereof that Executive might have under the applicable award agreements evidencing such equity awards, subject to the Company’s right to retroactively determine that a termination of employment is for Cause under Section 5(c) hereof and the terms and conditions under such award agreements.

(c) Retroactive Determination of Cause. Notwithstanding anything provided in this Agreement, if within six (6) months following the termination of Executive’s employment for any reason other than by the Company for Cause, at the time of such termination, Executive’s employment could have been terminated by the Company for Cause, but only as to prongs (c), (e), (f) or (g) of the definition of Cause set forth in Section 5(d)(ii) below of this Agreement, the Company shall provide Executive with a written notice within ninety (90) days after the Board learns of such event or events, and provide Executive an opportunity to address the Board as to the items set forth in such notice within forty-five (45) days of the date of the such notice; provided that, with respect to prong (e), the violation must have resulted in material financial or reputational harm to the Company to qualify for a retroactive determination of Cause under this Section 5(c). If Executive does not so address the Board or if after such address by Executive, Cause still exists, then Executive’s employment shall be deemed to have been terminated for Cause retroactively to the date of termination of Executive’s employment. In addition, if subsequent to the termination date, Executive is convicted of, or enters a plea or nolo contendere to, a felony, which felony was committed during the period of employment or service at the Company, Executive’s employment shall be deemed to have been terminated for Cause retroactively to the termination date. In the event Executive’s termination is subsequently deemed to have been terminated for Cause, Executive shall immediately repay the Company any amounts received by Executive pursuant to Section 5(b) hereof, except for the Accrued Rights. The Company’s rights described in this Section 5(c) will automatically terminate in the event of a Change in Control of the Company (as defined in the Stock Incentive Plan).

(d) Definitions. For purposes of this Agreement:

(i) “Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities (the ownership of more than 50% of the voting securities of an entity shall for purposes of this definition be deemed to be “control”), by contract or otherwise.

(ii) “Cause” means any of the following events: (a) Executive’s willful misconduct or gross negligence in the performance of his duties to the Company or its Affiliates; (b) Executive’s intentional nonperformance or intentional failure to perform his material duties, or willful refusal to abide by or comply with the lawful directives of the Board in good faith; (c) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, or breach of any other non-competition, non-solicitation, ownership of property and non-disparagement covenants, including without limitation, the restrictive covenants set forth under Section 6 hereof; (d) Executive’s material breach of any other agreement between Executive and the Company; (e) Executive’s material failure to comply with the Company’s written policies or rules, including without limitation, policies or rules regarding conflict of interest and code of conduct; (f) Executive’s fraud, embezzlement, theft or the misappropriation of funds, money, assets or other property of the Company or any of its Affiliates or business partners; (g) any loss or misappropriation of, or loss of access to, the Company’s or its subsidiaries’ digital assets (including any digital assets held by a custodian or other third-party on behalf of the Company or its subsidiaries), it being understood that a loss will not count as Cause, if the Board’s actions materially contributed to such loss or loss of access; (h) Executive’s conviction of, or Executive’s plea of “guilty” or “no contest” to, a felony; or (i) Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees (including Executive), if the Company has requested Executive’s cooperation, provided that as to (a), (b), (d) and (e) above, if such action or breach is capable of being cured without resulting in financial or reputational harm to the Company or any of its Affiliates, Executive shall have fifteen (15) days after his receipt of written notice of such action or breach to so cure; provided that Executive does not have the right to cure repeated breaches of the same particular conduct.

(iii) “Disability” means that, as reasonably determined by the Board in good faith, Executive is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or an Affiliate thereof.

(iv) “Good Reason” means any of the following that occurs without Executive’s written consent and Executive resigns from the Company (and its successor, parent and any Affiliate thereof): (a) a material and adverse reduction in Executive’s duties or responsibilities that is inconsistent with Executive’s position as the Chief Financial Officer of the Company; (b) a reduction in Executive’s then-effective Base Salary of more than 10%; (c) the Company materially breaches any written agreement between the Company and Executive; and (d) a relocation of Executive’s principal place of employment, the result of which increases Executive’s one-way commute by more than fifty (50) miles, excluding business travel, or, if Executive works remotely, any requirement that Executive ceases to work remotely.

In addition, for Good Reason to occur, all of the following requirements must be satisfied: (1) Executive must provide notice to the Company of Executive’s intent to assert Good Reason within sixty (60) days of the initial existence of one or more of the conditions set forth in subclauses (a) through (d) above, providing specifics of the grounds for termination for Good Reason; (2) the Company will have sixty (60) days (the “Employer Cure Period”) from the date of such notice to remedy the condition and, if it does so, Executive may withdraw Executive’s resignation or may resign with no Good Reason; and (3) any termination of employment for Good Reason must occur within ten (10) days of the earlier of the expiration of the Employer Cure Period or written notice from the Company that it will not undertake to cure the condition set forth in Executive’s notice. Should the Company remedy the condition as set forth above and then one or more of the conditions arises again, Executive may assert Good Reason again subject to all of the conditions set forth herein.

(v) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

6. Restrictive Covenants.

(a) Acknowledgment. Executive agrees and acknowledges that, in the course of Executive’s employment, Executive will acquire access to and become acquainted with information about the Company or its Affiliates that is non-public, confidential or proprietary in nature. Executive acknowledges that the Company Group is in a highly competitive business and the success of the Company Group in the marketplace depends upon its goodwill and reputation, and that Executive shall continue to develop such goodwill and reputation of the Company Group. Executive agrees and acknowledges that reasonable limits on Executive’s ability to engage in activities competitive with the business of the Company Group are warranted to protect its substantial investment in developing and maintaining its status in the marketplace, reputation and goodwill. Executive recognizes that in order to guard the legitimate interests of the Company Group, it is necessary for it to protect all “Confidential Information” (as defined below) and the disclosure of Confidential Information would place the Company Group at a competitive disadvantage. Executive further agrees that Executive’s obligations under this Section 6 are reasonable and shall be absolute and unconditional.

(b) Confidential Information.

(i) During Executive’s employment and at all times following Executive’s termination of employment for any reason, Executive shall hold in the strictest confidence and will not, directly or indirectly, disclose, use, disseminate, reveal, lecture upon or publish any and all non-public information, matters and materials of the Company and its Affiliates, including, without limitation, know-how, trade secrets, customer lists, pricing policies, operational methods, information relating to products, processes, customers, services and other business and financial affairs, and information as to customers or other third parties (collectively, the “Confidential Information”), in each case to which Executive has had or may have access, subject to Section 6(h) below. Notwithstanding the foregoing, “Confidential Information” shall not include any information which is in the public or industry domain during Executive’s employment or becomes publicly known or made generally available at any time through no wrongful act of Executive. Upon the termination of Executive’s employment for any reason or upon the request of the Company at any time, Executive shall deliver to the Company all documents, papers and records (including, but not limited to, electronic media) in Executive’s possession or subject to Executive’s control that (x) belong to the Company or its Affiliates or (y) contain, reflect or relate to, directly or indirectly, any Confidential Information concerning the Company or its Affiliates. To the extent such documents, papers and records are stored or maintained on any personal computer, email, cloud account, or other storage device and cannot be returned to the Company in their entirety, Executive agrees to permanently delete such materials upon the instruction of the Company.

(ii) During the Term, Executive agrees that he will not disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material which is a trade secret, or confidential or proprietary information, of any third party, including, but not limited to, any former employer, any competitor or any client, unless the Company has a right to receive and use such information or material. Executive agrees that he will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or other entity to whom Executive has an obligation of confidentiality unless consented to in writing by that former employer or entity. Executive further agrees that he will comply with the terms of any confidentiality agreement or similar type of agreement with any former employer or other entity to the extent that its terms are lawful under applicable law. Without limiting the generality of the foregoing, to the extent Executive is bound by any lawful non-disclosure obligations to a former employer or other entity, Executive represents that he has complied, and agrees that he will continue to comply, with such obligations in connection with his employment with the Company. Moreover, Executive agrees to fully indemnify the Company and its Affiliates, and each of its and their respective directors, officers, agents, employees, investors and shareholders, successors and assigns, for all verdicts, judgments, settlements, and other losses (excluding attorneys’ fees and costs) incurred by any of them resulting from his willful breach of his obligations in this Section 6(b)(ii), as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action, to the fullest extent permitted by law.

(c) Non-Competition and Non-Solicitation. Executive will not, whether for Executive’s own account or for any other Person, directly or through others, without the prior written consent of the Company, with or without compensation:

(i) During Executive’s employment and for a period of twelve (12) months after Executive’s employment ends for any reason (collectively, the “Restrictive Period”), engage in Competition with the Company Group. For purposes of this Agreement, (1) “Competition” means (A) holding an equity (including stock options whether or not exercisable), voting or profit participation interest in, (B) participating, directly or through others, as an individual proprietor, officer, employee in a management or executive-level role, partner or director of, or (C) providing consulting, advisory, business, investment, strategic, sales, financial, operational, technical or design advice or services (in each case, to the extent that Executive provided such advice or services to the Company Group at any time during Executive’s employment with the Company Group) to, in each case, any Competitive Business within the United States and any country in which the Company Group operates or in which its services are available; provided, however, that “Competition” shall not include: the performance of services for any enterprise to the extent such services are restricted solely to one or more distinct portions of the operations and businesses of such entity and such distinct portions are not engaged in the Competitive Business or do not supply product to the Company Group for the Competitive Business, and Executive does not have any discussions with, or participate in, the governance, strategy, development, management or operations of such business segments that engage in the Competitive Business or supply product to the Company Group for the Competitive Business; provided, further, that Executive may own a passive equity interest (i) of less than five (5) percent in privately managed funds that may invest in companies engaged in the Competitive Business, so long as (x) such privately managed funds are not sector funds or specialty funds established for the purpose of investing in the digital asset sector or related sectors and/or whose investments are not primarily concentrated in the digital asset sector or related sectors and (y) Executive does not provide any advice or service to such privately managed funds or otherwise have the ability to exercise any control or managerial influence, directly or indirectly, over the investment decisions of such funds or (ii) in exchange-traded funds, mutual funds or similar investments vehicles, in each case that (x) are registered with the U.S. Securities and Exchange Commission and (y) are not sector funds or specialty funds or other investment vehicles established for the purpose of investing in companies that have implemented or have announced the implementation of a digital asset treasury strategy and/or whose investments are not primarily concentrated in such companies; and (2) “Competitive Business” means any business or activity, that is the same as or similar to, or otherwise competitive with, the actual or planned business of the Company or any of its subsidiaries, including: (A) acquiring, managing or holding digital assets as a principal line of business; (B) creating, distributing, licensing or otherwise commercializing or monetizing educational or branded content to promote digital assets literacy or adoption; or (C) offering digital assets-focused financial services, such as advisory, lending or structured products tied to digital assets;

(ii) During the Restrictive Period: solicit, divert, take away or attempt to solicit, divert or take away any of the customers, prospective customers or suppliers or any other business contacts of the Company or its Affiliates with whom Executive had contact, or about whom Executive received or had access to Confidential Information, during Executive’s employment with the Company Group; or

(iii) During the Restrictive Period: solicit, retain, knowingly hire, knowingly offer to hire, entice away or in any manner persuade or attempt to persuade any officer, employee or agent of the Company or its Affiliates who was employed, engaged or recruited during Executive’s employment with the Company Group to discontinue his or her relationship with the Company or its Affiliates; provided, however, that this Section 6(c)(iii) shall not be breached by a solicitation to the general public or through general advertising.

(d) Intellectual Property. All copyrights, trademarks, trade names, service marks, patents, trade secrets, ideas (whether or not protectible under trade secret laws), inventions, improvements, information or data, concepts, processes, methods, techniques and other intangible or intellectual property rights that are invented, conceived, developed, created, enhanced or reduced to practice by Executive (whether solely or jointly with others) during Executive’s employment with the Company Group that either (i) relate to the business of the Company or any Affiliate thereof or (ii) result from any work performed by Executive for the Company or any such Affiliate (“Company Inventions”) shall be the sole property of the Company or its applicable Affiliate, as the case may be, and Executive hereby waives any right or interest that Executive may otherwise have in respect thereof. Executive hereby irrevocably assigns to the Company or any such Affiliate all of Executive’s right, title and interest in and to the Company Inventions and waives any right or interest that Executive may otherwise have in respect of any Company Inventions. Executive shall promptly disclose and describe to the Company all Company Inventions. Upon request of the Company, Executive shall execute, acknowledge and deliver any assignment or other instrument or document reasonably necessary or appropriate to give effect to this Section 6(d) and do all other acts and things reasonably necessary, at the Company’s or the applicable Affiliate’s expense, to enable the Company or its applicable Affiliate, as the case may be, to exploit the same or to obtain or perfect their rights with respect thereto.

(e) Non-Disparagement. Executive hereby agrees not to, directly or indirectly, defame, disparage, libel, slander, disparage, denigrate, ridicule or criticize the Company or any of its Affiliates, or any director or officer of the Company or any of their Affiliates, or, after termination of Executive’s employment with the Company Group, make any disparaging or defamatory comments concerning any aspect of the termination, in any medium to any Person. Notwithstanding the preceding, Executive may confer in confidence with Executive’s legal representative and make truthful statements as required by law or legal process, in the proper performance of Executive’s duties to the Company Group, or to enforce any written agreement to which Executive is party with the Company. Nothing in this section is intended to, and shall not, restrict or limit Executive from exercising Executive’s protected rights under Section 6(i) hereof, or restrict or limit Executive from providing information in response to a subpoena or other legal process, to a governmental entity or self-regulatory authority, or in the event of litigation between Executive and the Company or its Affiliates, or prohibit Executive from making statements or engaging in any other activities or conduct protected by the National Labor Relations Act.

(f) Compliance with Obligations. Executive represents and covenants that (i) Executive has made the Company Group aware of any contract or other arrangement with any present or past employer that restricts Executive’s ability to be employed by and/or solicit clients, investors, employees or other third parties on behalf of the Company Group; (ii) Executive has not disclosed to the Company Group any information with respect to which Executive owes any obligation of confidentiality or non-use to any present or past employer or other third party; (iii) Executive has fully complied with Executive’s contractual and common law obligations to all present and past employers and persons to whom Executive has provided services; and (iv) Executive’s execution of this Agreement and employment by the Company Group does not require Executive to violate, and Executive has not violated and will not violate, any such obligation. Executive represents and covenants that Executive will be bound by and comply with the policies, procedures and practices of the Company Group in effect from time to time during Executive’s employment with the Company Group.

(g) Modification. The parties agree and acknowledge that the duration, scope and geographic area of the covenants described in this Section 6 are fair, reasonable and necessary in order to protect the goodwill and other legitimate interests of the Company Group, that adequate consideration has been received by Executive for such obligations, and that these obligations do not prevent Executive from earning a livelihood. If, however, for any reason any arbitrator or court of competent jurisdiction determines that the restrictions in this Section 6 are not reasonable, that consideration is inadequate or that Executive has been prevented unlawfully from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 6 as will render such restrictions valid and enforceable.

(h) Remedies for Breach. The Parties agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein will not affect the validity of any other covenant set forth herein. Executive acknowledges that the Company Group will suffer irreparable harm as a result of a material breach of such restrictive covenants by Executive for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened material breach by Executive of any provision of this Section 6, the Company shall, in addition to any other remedies permitted by law, be entitled to seek to obtain remedies in equity, including, without limitation, specific performance, injunctive relief, a temporary restraining order, and/or a permanent injunction in any court of competent jurisdiction in aid of arbitration (each, an “Equitable Remedy”), to prevent or otherwise restrain a material breach of this Section 6, without the necessity of proving damages, posting a bond or other security, and Executive hereby consents to the entry of such relief against him and agrees not to contest such entry. Such relief shall be in addition to and not in substitution of any other remedies available to the Company. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of said covenants.

(i) Permitted Disclosures. Executive is hereby notified that, pursuant to the U.S. Defend Trade Secrets Act of 2018, 18 U.S.C. §1833(b), Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company Group that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If Executive files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement between Executive and any member of the Company Group will prohibit or restrict Executive from (i) voluntarily communicating with an attorney retained by Executive, (ii) voluntarily communicating with any law enforcement, government agency, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, or any other state or local commission on human rights, or any self-regulatory organization regarding possible violations of law, in each case without advance notice to the Company Group, or otherwise initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by such government agency, (iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (iv) disclosing any Confidential Information to a court or other administrative or legislative body in response to a subpoena, court order or written request (with advance notice to the Company Group prior to any such disclosure to the extent legally required), (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Executive is entitled, (vi) disclosing the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against the Company Group, or (vii) making truthful statements or disclosures regarding unlawful employment practices. In addition, it is understood that this Agreement shall not require Executive to notify the Company or any of its Affiliates of a request for information from any governmental entity or self-regulatory authority that is not directed to the Company or any of its Affiliates or of Executive’s decision to file a charge or complaint with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, Executive recognizes that, in connection with the provision of information to any governmental entity or self-regulatory authority, Executive must inform such governmental entity or self-regulatory authority that the information Executive is providing is confidential. Despite the foregoing, Executive is not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information Executive comes to learn during Executive’s service to the Company Group that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. Each of the Company and its Affiliates does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

7. Assignment. This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder incurred prior to such assignment. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, and any such attempted assignment or hypothecation shall be null and void. The Company may assign any of its rights hereunder, in whole or in part, to any successor or assign.

8. Arbitration.

(a) Except as otherwise set forth in Section 6 of this Agreement, the Company and Executive mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims between them including, without limitation, (i) any dispute, controversy or claim related in any way to Executive’s employment with the Company or any termination thereof, (ii) any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap or disability) and (iii) any claim arising out of or relating to this Agreement or the breach thereof (collectively, “Disputes”); provided, however, that nothing herein shall require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement; provided, further, that notwithstanding anything to the contrary herein, Executive may, but is not required to, arbitrate claims for sexual harassment or assault to the extent applicable law renders a pre-dispute arbitration agreement covering such claims invalid or unenforceable. All Disputes shall be resolved exclusively by arbitration administered by the American Arbitration Association (“AAA”) under the AAA Employment Arbitration Rules and Mediation Procedures then in effect (the “AAA Rules”).

(b) Any arbitration proceeding brought under this Agreement shall be conducted in the mutually agreed-upon location before one arbitrator selected in accordance with the AAA Rules. The Company will pay for any administrative or hearing fees charged by the arbitrator or AAA, except that Executive shall pay any filing fees associated with any arbitration that Executive initiatives. Each party to any Dispute shall pay its own expenses, including attorneys’ fees; provided that, the arbitrator shall award the prevailing party reasonable costs and attorneys’ fees incurred but shall not be able to award any special or punitive damages. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law.

(c) Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed from in any court of competent jurisdiction. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.

(d) It is part of the essence of this Agreement that any Disputes hereunder shall be resolved expeditiously and as confidentially as possible. Accordingly, the Company and Executive agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no Party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as may be required by any legal process, as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award or as may be permitted by the arbitrator for the preparation and conduct of the arbitration proceedings. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.

9. General.

(a) Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or email; or (iv) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9(a)):

To the Company:

Final Av. La Revolucion, Colonia San Benito, Edif. Centro,

Corporativo Presidente Plaza, Nivel 12, Oficina 2, Distrito de San

Salvador, Municipio de San Salvador Centro, Republica de El Salvador
Attn: Investments Legal
Email: investments.legal@tether.to (copy to legal@tether.to)

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate,
EC2N 4BQ London

Attn:	***
***
Email:	***
***

To Executive:

At the address shown in the Company’s personnel records.

(b) Entire Agreement. This Agreement (including any Exhibits hereto) constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and, effective as of the Effective Date, supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter, including without limitation, the Principal Terms of Employment entered into by and between the Company and Executive, dated April 22, 2025.

(c) Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(d) Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by all of the parties hereto. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule.

(f) Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement, including without limitation, the provisions of Section 6 hereof.

(g) No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h) Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(i) Withholding. All compensation payable to Executive pursuant to this Agreement shall be subject to any applicable statutory withholding taxes and such other taxes as are required or permitted under applicable law and such other deductions or withholdings as authorized by Executive to be collected with respect to compensation paid to Executive.

(j) Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until Executive would be considered to have incurred a “separation from service” from the Company Group within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company Group during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

(k) 280G Payments. In the event that any payment or benefit received or to be received by Executive, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject, in whole or in part, to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments may, if Executive elects so, be reduced (in a manner complying with Code Section 409A), but only to the extent that Executive would retain a greater amount on an after-tax basis than Executive would retain absent such reduction, such that the value of the Total Payments that Executive is entitled to receive will be $1 less than the maximum amount which Executive may receive without becoming subject to the Excise Tax.

(l) No Mitigation. The Company agrees that, upon termination of Executive’s employment hereunder, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company Group under this Agreement or otherwise. Further, no payment or benefit provided for in this Agreement or elsewhere shall be reduced by any compensation earned by Executive as the result of employment by another employer.

(m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10. Executive Representation and Acceptance. By signing this Agreement, Executive hereby represents that Executive is not currently under any contractual obligation to work for another employer and that Executive is not restricted by any agreement or arrangement from entering into this Agreement and performing Executive’s duties hereunder.

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IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

Twenty One Capital, Inc.

By:	/s/ Jeff Haley
Name:	Jeff Haley
Title:	Sole Director
Date:	December 8, 2025

EXECUTIVE

/s/ Steven Meehan
Steven Meehan
Date:	December 8, 2025

[Signature Page to Employment Agreement]

Exhibit A

Form of General Release of Claims1

This General Release of Claims (this “Agreement”) is entered into by Twenty One Capital, Inc. (the “Company”), and Steven Meehan (or, his estate, as applicable, “Executive”) on the below-indicated date.

WHEREAS, Executive is party to an Employment Agreement dated as of December 8, 2025 (the “Employment Agreement”), that provides Executive certain severance and other benefits in the event of certain terminations of Executive’s employment;

WHEREAS, Executive’s employment has so terminated; and

WHEREAS, pursuant to Section 5(b) of the Employment Agreement, a condition precedent to Executive’s entitlement to certain severance and other benefits thereunder is his timely agreement to, and non-revocation of, this Agreement.

NOW, THEREFORE, in consideration of the severance and other benefits provided under Section 5(b) of the Employment Agreement, the sufficiency of which Executive hereby acknowledges, Executive agrees as follows:

1. General Release of Claims. Executive, for and on behalf of Executive and Executive’s heirs, executors, administrators, successors and assigns (the “Releasors”), hereby voluntarily, knowingly and willingly release and forever discharge the Company and all of its past and present parents, subsidiaries, and affiliates, each of their respective members, managers, officers, directors, stockholders, partners, employees, agents, representatives, advisors and attorneys, and each of their respective subsidiaries, affiliates, estates, predecessors, successors, and assigns (each, individually, a “Releasee,” collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or any of the other Releasors ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever, (i) arising from the beginning of time up to the date Executive executes this Agreement, including, without limitation, any such Claims (A) relating in any way to Executive’s employment relationship with the Company or any other Releasee, and (B) arising out of or relating to tort, fraud or defamation, and (C) arising under any federal, local or state statute, ordinance, or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, and the New Jersey Equal Pay Act, each as amended and including each of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) relating to the termination of Executive’s employment; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any other Releasee and Executive.

[1]	This form may need to be revised depending on the specific circumstances of the termination and the legal requirements at that time.

2. Acknowledgment of Wages Paid and No Other Amounts Due. Except as otherwise provided herein and in the Employment Agreement, Executive acknowledges that he or she has been paid any and all wages, salary, commissions or other amounts due from the Company and its Affiliates (as defined in the Employment Agreement), including wages for all hours worked, and that no other amounts are due to Executive from the Company.

3. Exceptions to General Release of Claims. Nothing contained in this Agreement shall in any way diminish or impair: (i) any Claims Executive may have that cannot be waived under applicable law, (ii) Executive’s rights under this Agreement, or under the applicable award agreements evidencing the equity awards held by Executive (subject to the terms and conditions thereunder)2, and to severance and other benefits provided under Section 5(b) of the Employment Agreement, (iii) any rights Executive may have to vested benefits under health, welfare and tax qualified retirement employee benefit plans, (iv) any rights Executive may have as a shareholder of the Company, if applicable, or (v) any rights Executive may have to indemnification from the Company or coverage under any director and officer liability insurance policy. The Company acknowledges and agrees that this Agreement does not preclude Executive from filing any charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other governmental agency or from any way participating in any investigation, hearing, or proceeding of any government agency. Executive does not need prior authorization from the Company to make any such reports or disclosures and except as may otherwise be required by applicable law, is not required to notify the Company that Executive has made such reports or disclosures. This Agreement does not limit Executive’s right to receive an award for information provided to any governmental agency or entity.

4. Affirmations. Executive affirms that he or she has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Company or the other Releasees in any forum or form. Executive furthermore affirms that Executive has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act. Executive disclaims and waives any right of reinstatement with the Company and its Affiliates.

5. Restrictive Covenants. Executive acknowledges and agree that each of the restrictive covenants to which Executive is subject as of the date hereof (including without limitation, the provisions set forth in Section 6 of the Employment Agreement) shall continue to apply in accordance with their terms for the applicable periods with respect thereto.

[2]	To be revised to align with any specific entitlements applicable at the time of termination.

6. Protected Activity. Notwithstanding anything herein to the contrary, this Release shall not:

(a) preclude Executive from disclosing or discussing information lawfully acquired about wages, hours or other terms and conditions of employment if used for purposes protected by Section 7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining or engaging in other concerted activity for the mutual aid or protection of employees; or

(b) limit Executive’s rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority, and Executive does not need any Releasee’s permission to do so. In addition, it is understood that this Release shall not require Executive to notify any Releasee of a request for information from any governmental entity or self-regulatory authority that is not directed to the Company or its Affiliates or of Executive’s decision to file a charge or complaint with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, Executive recognizes that, in connection with the provision of information to any governmental entity or self-regulatory authority, Executive must inform such governmental entity or self-regulatory authority that the information Executive is providing is confidential. Despite the foregoing, Executive is not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information Executive came to learn during Executive’s service to the Company or its Affiliates that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. Neither the Company nor its Affiliates waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. In addition, Executive agrees to waive Executive’s right to recover monetary damages in connection with any charge, complaint or lawsuit pertaining to the Claims filed by Executive or anyone else on Executive’s behalf (whether involving a governmental entity or not); provided that Executive is not agreeing to waive, and this Release shall not be read as requiring Executive to waive, any right Executive may have to receive any bounty or monetary award from any governmental entity or regulatory or law enforcement authority in connection with information provided to any governmental entity or other protected “whistleblower” activity.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the New Jersey without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction).

8. No Admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration set forth in the Employment Agreement shall be deemed or construed at any time for any purpose as an admission by any party of any liability, wrongdoing or unlawful conduct of any kind.

9. Consultation With Attorney; Voluntary Agreement. Executive acknowledges that (a) the Company has advised Executive of Executive’s right to consult with an attorney of Executive’s own choosing prior to executing this Agreement, (b) Executive has carefully read and fully understands all of the provisions of this Agreement, (c) Executive is entering into this Agreement, including the releases set forth in Section 1, knowingly, freely and voluntarily in exchange for good and valuable consideration and (d) Executive would not be entitled to the benefits described in the applicable sections of the Employment Agreement in the absence of this Agreement.

10. Revocation. Executive acknowledges that Executive has been given ___ [21 or 45 depending on the type of termination]3 calendar days to consider the terms of this Agreement, although Executive may sign it sooner. Executive agrees that any modifications, material or otherwise, made to this agreement do not restart or affect in any manner the original [21/45] calendar day consideration period. Executive shall have seven calendar days from the date on which Executive sign this Agreement to revoke Executive’s consent to the terms of this Agreement by providing notice to the Company in accordance with Section 9(a) of the Employment Agreement. Notice of such revocation must be received within the seven calendar days referenced above. In the event of such revocation by Executive, this Agreement shall not become effective and Executive shall not have any rights under Section 5(b) of the Employment Agreement. Provided that Executive does not revoke this Agreement within such seven calendar day period, this Agreement shall become effective on the eighth calendar day after the date on which Executive signs this Agreement.

[Remainder of page is left blank intentionally]

[3]	To be included if required.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the date written below.

Twenty One Capital, Inc.

By:	/s/ Jeff Haley
Name:	Jeff Haley
Title:	Sole Director
Date:	December 8, 2025

EXECUTIVE

/s/ Steven Meehan
Steven Meehan
Date:	December 8, 2025

[Signature Page to the General Release of Claims]

20